Exhibit 99.1

MGT Capital Investments Announces Shareholders’ Equity of $6.8 Million

HARRISON, NY (December 6, 2012) MGT Capital Investments, Inc. (NYSE-MKT: MGT.BC), announced today pro-forma Stockholders’ Equity as of September 30, 2012 which incorporates a number of financial transactions that occurred subsequent to the end of the Company’s third quarter. As part of its 2012 third quarter report filed on Form 10-Q, the company previously included an unaudited balance sheet reporting Stockholders’ Equity of approximately $935,000, prior to equity from Non-controlling Interests (NCI). The Company also announced its Stockholders’ Equity as of December 5, 2012.

After adjusting for subsequent events as more fully described below, MGT is pleased to announce Stockholders’ Equity of approximately $7.4 million (prior to NCI) on a pro-forma basis for September 30, 2012; after adjusting for the Company’s on-going operating losses in the quarter to date (currently estimated at $600,000), the Company announced Stockholders’ Equity of $6.8 million as of December 5, 2012. Subject to review by the Corporate Compliance Staff of NYSE Regulation, Inc., MGT may be deemed back in compliance with the NYSE MKT LLC’s continued listing standards.

Pro-forma Stockholders’ Equity

The following table sets forth MGT’s Stockholders’ Equity position as of September 30, 2012 as reported, and as adjusted on a pro-forma basis to reflect subsequent events.

	September 30, 2012 (unaudited, $ in thousands)
	Actual	Repayment and retirement of convertible note	Equity financings (net of associated expenses)	Medicsight consolidation	Pro-forma (as adjusted)
Stockholders' Equity:
Preferred stock, $0.001 par value;	$–	$–	$1	$–	$1
Common stock, $0.001 par value;	2	–	3	–	5
Additional paid in capital	290,049	(181)	5,860	2,298	298,026
Other comprehensive loss	(6,703)	–	–	48	(6,655)
Accumulated deficit	(282,413)	(1,123)	(396)	–	(283,932)
MGT Stockholders’ Equity	935	(1,304)	5,468	2,346	7,445
Non-controlling interests*	3,134	–	–	(2,379)	755
Total Equity	$4,069	$(1,304)	$5,468	$(33)	$8,200

* Includes minority interests in MGT Gaming, Inc. and Medicsight Ltd.

The pro-forma information above is estimated only and our actual Stockholders’ Equity position may be different based on the audit of our financial statements. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our December 31, 2011 and September 30, 2012 financial statements and the related notes which are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Below is a summary of the financial transactions that occurred subsequent to September 30, 2012.

Medicsight Ltd. Fully Consolidated

As of September 30, 2012, the Company held 77% of the issued share capital of Medicsight Ltd. On December 4, 2012, MGT completed its acquisition of the remaining shares of Medicsight for total consideration of $33,000 in cash plus 60,000 MGT common shares. In accordance with Generally Accepted Accounting Principles, the result of this transaction is that Stockholders’ Equity attributable to MGT increased by $2.3 million, and Medicsight is now a wholly owned subsidiary of MGT.

Medicsight is a medical technology company with CE-marked and FDA-approved medical imaging software to assist radiologists in the early detection and measurement of colorectal polyps. The Company continues to explore all strategic alternatives with respect to Medicsight, including the sale or licensing of its global patent portfolio.

Repayment and Retirement of Convertible Note

As previously disclosed by MGT in its Form 8-K dated October 9, 2012, the Company executed two identical exchange agreements whereby 100% of the outstanding balance due on its Senior Secured Convertible Note was repaid at face value for a cash payment of $3.5 million plus 100,000 shares of the Company’s common stock. As a result of the transaction, MGT has no outstanding debt.

Completed Equity Financings

As previously disclosed by MGT in its Form 8-K dated November 9, 2012, the Company closed two separate agreements with various institutional investors for the sale of various equity securities, resulting in gross proceeds to the Company totalling $5.9 million. The agreements were comprised of:

1.) $4.5 million from the sale of 1,380,362 shares of Series A Convertible Preferred Stock and five-year warrants to purchase 2,760,724 shares of MGT common stock at $3.85 per share. The Series A Convertible Preferred Stock pays a 6% dividend and is convertible into shares of MGT common stock at a fixed price of $3.26 per share; and,

2.) $1.4 million from the sale of 453,000 shares MGT common stock at $3.01 per share. The common stock was sold pursuant to an effective S-3 Registration Statement.

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of acquiring and monetizing intellectual property rights. MGT Gaming, Inc., a majority-owned subsidiary, owns U. S. Patent No. 7,892,088 that relates to casino gaming systems. In November 2012, MGT Gaming filed a patent infringement suit against Caesars Entertainment Corporation (NASDAQ GS: CZR), MGM Resorts International, Inc. (NYSE: MGM), WMS Gaming - a subsidiary of WMS Industries, Inc. (NYSE: WMS), Penn National Gaming, Inc. (NASDAQ GS: PENN), and Aruze Gaming America, Inc.  In addition, the Company owns Medicsight, Inc., a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company's computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

Forward Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contact

MGT Capital Investments, Inc.

Robert Traversa, Chief Financial Officer

914-630-7431

rtraversa@mgtci.com

Investor Contact for MGT Capital Investments, Inc.

The Del Mar Consulting Group, Inc.

Robert B. Prag, President, 858-794-9500

858-361-1786

bprag@delmarconsulting.com

Or

Alex Partners, LLC

Scott Wilfong, President, 425-242-0891

scott@alexpartnersllc.com